    As filed with the Securities and Exchange Commission on October 30, 2003
                                                     Registration No. __________

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           NewCom International, inc.
             (Exact name of registrant as specified in its charter)

             Nevada                                       86-0907027
----------------------------------             --------------------------------
 (State or other jurisdiction                  (IRS Employer Identification No.)
of incorporation or organization)

         2102 Business Center Drive, Suite 130, Irvine, California 92612
               (Address of Principal Executive Offices) (Zip Code)

             NewCom International, inc. 2002 STOCK COMPENSATION PLAN
                            (Full title of the plan)

                                 Chris Marshall
                      President and Chief Executive Officer
                      2102 Business Center Drive, Suite 130
                            Irvine, California 92612
                             -----------------------
                     (Name and address of agent for service)
                                 (949) 717-0630
          (Telephone number, including area code, of agent for service)

                                              Calculation of Registration Fee
----------------------------------------------------- --------------------- ---------------- --------------------- ----------------
                                                                               Proposed            Proposed
                      Title of                                                  maximum            maximum
                     securities                              Amount            offering           aggregate           Amount of
                       to be                                 to be               price             offering         registration
                     registered                          registered(1)         per share            price              fee(2)
----------------------------------------------------- --------------------- ---------------- --------------------- ----------------
Common Stock,  $.001 par value to be issued pursuant
to  the  2002  NewCom   International,   Inc.  Stock
Compensation Plan                                         1,000,000 shares       $2.40            $2,400,000           $194.16
----------------------------------------------------- --------------------- ---------------- --------------------- ----------------

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant's common stock on October 28, 2003, as reported in the over-the-counter pink sheets market.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

         1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

         2. Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.

         3.       Our Current Report on Form 8-K filed July 29, 2003.

         4. Our Preliminary Information Statement on Schedule 14C filed October 29, 2003.

         5.       Our Information  Statement on Schedule 14F-1 filed October 30,
                  2003.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address: Walter Grieves, Secretary, 2102 Business Center Drive, Suite 130, Irvine, California, 92612; (949) 717-0630.

Item 4.  Description of Securities.

         Inapplicable.

Item 5.  Interests of Named Experts and Counsel.

         Spectrum Law Group, LLP and certain affiliates of Spectrum Law Group, LLP have a right to receive 500,000 shares of our common stock.

Item 6.  Indemnification of Directors and Officers.

         Nevada Statutes

         Section 78.7502 of the Nevada Revised Statutes, as amended, provides for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

         "1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

                  (a)      Is not liable pursuant to NRS 78.138; or

                  (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

                  (a)      Is not liable pursuant to NRS 78.138; or

                  (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. (Added to NRS by 1997, 694; A 2001, 3175)"

Amended and Restated Articles of Incorporation

         Our Amended and Restated Articles of Incorporation provides that, to the fullest extent permitted by Nevada law, an officer or director of our corporation shall not be personally liable to our corporation or its stockholders for monetary damages due to breach of fiduciary duty as such officer or director. Our Bylaws also contain a provision for the indemnification of our directors (see "Indemnification of Directors and Officers - Bylaws" below).

Bylaws

         Our Bylaws provide for the indemnification of our directors, officers, employees, or agents under certain circumstances as follows:

                                   "ARTICLE XI
                                 INDEMNIFICATION

         Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

         (a.) Directors Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Nevada General Corporation Law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and provided, further that the corporation shall not be required to indemnify any director and officer in connection with any proceeding (or part thereof) initiated by such person unless
(i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Nevada General Corporation Law or (iv) such indemnification is required to be made under subsection (d).

         (b.) Employees and Other Agents. The Corporation shall have the power to indemnify its employees and other agents as set forth in the Nevada General Corporation Law.

         (c.) Expense. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a directors or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

         Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, id a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quro9m consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

         (d.) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in a court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any such action that the claimant has not met the standard of conduct that make it permissible under the Nevada General Corporation Law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed in the best interest of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful.
Neither the failure of the corporation (including its Board of Director, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Nevada General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of providing that the director or officer is not entitled to be indemnified, or to such advancement or expenses, under this Article XI or otherwise shall be on the corporation.

         (e.) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Nevada General Corporation Law.

         (f.) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (g.) Insurance. To the fullest extent permitted by the Nevada General Corporation Law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

         (h.) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

         (i.) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

         (j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

         (i.) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

         (ii.) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

         (iii.) The term "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employee or agents, so that any person who is or was a director, officer, or employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (iv.) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         (v.) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee, benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw.


Item 7.  Exemption from Registration Claimed.

         Inapplicable.

Item 8.  Exhibits.

Exhibit
Number         Description
------         -----------
4.1            NewCom International, Inc. 2002 Stock Compensation Plan
5.1            Opinion of Spectrum Law Group, LLP re: legality of shares.
23.1           Consent of Spectrum Law Group, LLP (filed as Exhibit 5.1 herein).
23.2           Consent of Pohl, McNabola, Berg & Company
23.3           Consent of McKennon, Wilson and Morgan, LLP


Item 9.  Undertakings.

                  A. The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

                  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  C. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 30, 2003.



                                NEWCOM INTERNATIONAL, INC.



                                By: /s/ Chris Marshall
                                    ------------------------------------------
                                    Chris Marshall, President and Chief
                                    Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Signatures                      Title                   Date
----------                      -----                   ----

/s/ Walter Grieves              Director                October 30, 2003
-----------------------
Walter Grieves